Exhibit 10.33

Stock Award Letter - Director

Re:	Restricted Stock Award Pursuant to Bryn Mawr Bank Corporation’s 2010 Long Term Incentive Plan

Dear :

On (date), the Compensation Committee of the Board of Directors of Bryn Mawr Bank Corporation (the “Corporation”) granted you xxxx shares of its common stock subject to the restrictions and risk of forfeiture set forth in the enclosed Restricted Stock Agreement (the “Agreement”). This letter is not a definitive description of the precise terms of your agreement. For a complete statement of the terms of your agreement, you should refer to the agreement itself and the Corporation’s 2010 Long Term Incentive Plan.

The Corporation will issue a certificate or create a book entry in your name for the restricted shares which will be held in escrow and with dividends accruing to your benefit. The certificate will bear a restrictive legend restricting transfers of the shares. You will have all of the customary rights of the shareholder, including the right to vote. When the shares vest, that is when the restricted period lapses, and the performance goals are achieved the restrictive legend will be removed and the certificate will be delivered to you. At the time of the delivery of the restricted shares, the Corporation will also pay to you an amount equal to the aggregate amount of all dividends paid by the Corporation between (award date) and the date of delivery with respect to the number of restricted shares delivered, less an amount equal to the Corporation’s federal, state and local or other income and employment tax withholding obligations with respect to the income recognized by you as a result of such payment.

The restrictive period is three years, ending on (date) and the performance goals are set forth in your agreement. A current TSR calculation for Bryn Mawr Bank Corporation can be obtained at the Peer Tracker website for Bryn Mawr Bank Corporation, http://www.radford.com/relativeTsr/bmtc_8_23_2010/index.asp, by clicking on “20xx Grant.”

If you voluntarily terminate your services as a Director of the Corporation or its subsidiaries or the Corporation or any applicable subsidiary removes you as a director as set forth in the Corporation’s By-Laws or the By-Laws of any applicable subsidiary, any restricted stock subject to the restricted period and achievement of performance goals shall be automatically forfeited and transferred to the Corporation at no cost to the Corporation. There are also special provisions in the event your service as a Director with the Corporation or its subsidiaries terminates due to death, disability, retirement or a change of control.

Please sign the enclosed copy of the Restricted Stock Agreement where indicated on the last page thereof and return it to the Secretary of the Corporation. The original option agreement is for your records.

After you return the executed Restricted Stock Agreement to the Secretary, and subject to the terms of the Restricted Stock Agreement and the Plan, the Corporation will issue the restricted shares or create the book entry to be held in escrow.

If there is any change in the capital stock of the Corporation through stock dividends, stock splits, recapitalization or otherwise, the Compensation Committee may make such adjustments to the number of shares subject to the Restricted Stock Agreement to prevent any dilution or enlargement of your rights.

The Corporation has been advised that, unless you make a Section 83(b) election (described below), restricted stock will not be taxed when issued or credited to you, but will be taxed on the date that the restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, whichever date is earlier. Generally, that will be the date on which the restricted stock vests as provided in your agreement. On that date, the fair market value of the stock constitutes W-2 wages and is subject to ordinary income, Social Security and Medicare taxes. The Agreement provides that appropriate arrangements must be made by you for withholding of any applicable federal, state and local taxes. The Corporation may withhold restricted stock or sell restricted stock for your account to satisfy the required taxes.

Any dividends paid to you when the restricted stock is delivered to you will also be considered ordinary income to you.

If and when you sell the restricted stock after the applicable restricted period expires, your basis in the restricted stock will be the amount treated as taxable income.

Under Section 83(b) of the Internal Revenue Code, you may elect to include in your taxable income the fair market value of the restricted stock when issued, rather than at the date the applicable restricted period expires. Under that election, you must pay applicable taxes in the year of issuance, not the year the applicable restricted period expires. You must file any such election with the Internal Revenue Service no later than thirty (30) days after the date you sign the Restricted Stock Agreement. If you forfeit the restricted stock or if the stock declines in value, you cannot recover the taxes paid under this election. If you make a Section 83(b) election, you will be required to deposit with the Corporation an amount in cash necessary to satisfy required taxes. Whether to make the Section 83(b) is your responsibility. You should consult your tax advisor regarding the election and all other tax aspects associated with the Agreement.

By signing this letter, you acknowledge that you have received a copy of the Prospectus for the Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan and that you have previously been furnished with a copy of the Corporation’s most recent Annual Report to its shareholders. If you need another copy of the Prospectus or the Annual Report, please advise the Secretary of the Corporation.

Please sign a copy of this letter, where indicated below, and return the enclosed copy of this letter to the Corporation’s secretary. The original letter is for your records.

If you have any questions or desire any additional information, please contact me.

Sincerely,

Bryn Mawr Bank Corporation
Board of Directors Compensation Committee

Enclosures
Accepted and Agreed to
By the Undersigned

Signature of Director
Date: , 20xx

BRYN MAWR BANK CORPORATION

RESTRICTED STOCK AGREEMENT FOR NON-EMPLOYEE DIRECTORS

(SERVICE/PERFORMANCE BASED)

SUBJECT TO THE 2010 LONG TERM INCENTIVE PLAN

Grantee:

Date of Grant:

Number of Shares:

Restricted Period:

Performance Goal:	The Corporation’s total shareholder return relative to the total shareholder return of the NASDAQ Community Bank Index as calculated according to Exhibit A hereto

AGREEMENT, dated as of the Date of Grant set forth above by and between BRYN MAWR BANK CORPORATION (the “Corporation”) and the Grantee named above (the “Grantee”).

1. The Plan. This Agreement is subject to the terms and conditions of the Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan (the “Plan”) as approved by the Board of Directors of the Corporation on February 26, 2010 and by the Corporation’s shareholders on April 28, 2010. Except as otherwise specified herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Plan. The term “Corporation” as used in this Agreement with reference to service as a director shall include service as a director with any Subsidiary of the Corporation.

2. Grant of Restricted Stock.

a. Subject to the terms and conditions of the Plan and this Agreement, the Corporation’s Compensation Committee (“Compensation Committee”) hereby grants to the Grantee the number of shares of its Common Stock set forth above (the “Restricted Stock”).

b. Upon execution of this Agreement by the Grantee, the Corporation will cause the issuance of the Restricted Stock to Grantee subject to the terms and conditions of this Agreement and the Plan. Restricted Stock (and any dividends earned thereon) will be held by the secretary of the Corporation as escrow agent (“Escrow Agent”). The certificate or certificates representing such shares of Restricted Stock (and any dividends earned thereon) will not be delivered by the Escrow Agent to the Grantee unless and until the shares of Restricted Stock are vested and all other terms and conditions in this Agreement have been satisfied. The Escrow Agent may, in its discretion, elect to enter into alternative arrangements for the escrow of the shares of Restricted Stock if, in the Escrow Agent’s discretion, such shares are issued in book entry form.

c. The certificate or certificates representing the Restricted Stock will contain the following legend: “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) set forth in the Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan and an agreement entered into between the registered owner and the Bryn Mawr Bank Corporation. Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file with the office of the corporate secretary of Bryn Mawr Bank Corporation.”

d. If a book entry system is used with respect to the issuance of Restricted Stock, appropriate notations of forfeiture possibility and transfer restrictions will be made on the system with respect to the account or accounts to which the Restricted Stock are credited.

e. Upon vesting of the Restricted Stock and satisfaction of all of the other terms and conditions in this Agreement, the Corporation will cause replacement stock certificate(s) without the restrictive legend referred to in subsection 2. c. above to be issued and delivered to Grantee as soon as practicable.

3. Terms and Conditions. The Grant is subject to the following terms and conditions:

a. Restricted (Vesting) Period. The period of time during which the transfer of shares of Restricted Stock is restricted is from the Date of Grant to (date) (the “Restricted Period”) The time period restriction will lapse and Restricted Stock will vest upon expiration of the applicable Restricted Period and achievement of the Performance Goals as defined in subsection 3. b., but only if the Grantee remains a director of the Corporation through the end of the applicable Restricted Period or as otherwise provided herein.

b. Performance Goals. The Restricted Stock is issued subject to the performance goals (“Performance Goals”) set forth on Exhibit A and shall only vest if the Performance Goals are achieved and the timing restrictions set forth in subsection 3. a. have lapsed. The Compensation Committee shall determine whether the performance goals have been achieved in accordance with Exhibit A attached hereto. The Compensation Committee shall determine within 75 days after (date) whether the Performance Goals have been achieved in accordance with Exhibit A attached hereto. Any fractional shares shall be rounded to the nearest whole numbers of shares. No vesting shall be deemed to occur unless and until the Compensation Committee certifies in writing which Performance Goals have been achieved. The Compensation Committee shall make such certification no later than 75 days after August 11, 2014. The date on which the Compensation Committee certifies whether a Performance Goal has been achieved that results in the vesting of some or all of the Restricted Stock referred to in this Agreement as the “Vesting Date”.

c. Prohibition Against Sale, Assignment, Etc. Unvested Restricted Stock may not be sold, assigned or transferred, except by Will or by the laws of descent and distribution, and may not be pledged, hypothecated or otherwise encumbered.

d. Rights as a Shareholder. Grantee will have all of the rights and privileges of a shareholder with respect to the Restricted Stock including, but not limited to, the right to vote the Restricted Stock.

e. Dividends. At the time of delivery of the Restricted Stock pursuant to paragraph 2. e. above, the Corporation shall also pay to Grantee an amount equal to the aggregate amount of all dividends paid by the Corporation between (grant date) and the date of such delivery with respect to the number of shares of Restricted Stock so delivered or issued, less an amount equal to the Corporation’s federal, state and local or other income and employment tax withholding obligations with respect to the income recognized by the Grantee as a result of such payment. The computation set forth in this subparagraph is separate and distinct from the calculation of Relative Total Shareholder Return set forth on Exhibit “A” hereto and the concept of accumulated shares has no applicability to the calculation of the amount of dividends to be paid by the Corporation pursuant to this subparagraph.

4. Forfeiture.

a. Forfeiture. All Restricted Stock that has not vested at the Vesting Date in accordance with subsections 3. a. and 3. b. and Exhibit A attached hereto shall be forfeited in their entirety and automatically transferred to and reacquired by the Corporation at no cost to the Corporation. Grantee hereby appoints the Escrow Agent as Grantee’s attorney-in-fact with irrevocable power and authority to take any action and execute all documents, including stock powers, which may be necessary to transfer the unvested Restricted Stock to the Corporation upon determination of forfeiture.

b. Forfeiture of Unvested Restricted Stock and Payment to the Corporation for Vested Restricted Stock If Grantee Engages in Certain Activities. The provisions of this subsection 4. b. will apply to all Restricted Stock granted to Grantee under the Plan. If, at any time during the Restricted Period, or (ii) two (2) years after termination of Grantee’s directorship with the Corporation for any reason, Grantee engages in any activity inimical, contrary or harmful to the interests of the Corporation including, but not limited to (A) conduct related to Grantee’s service as a director for which either criminal or civil penalties against Grantee may be brought, (B) violation of the Corporation’s policies including, without limitation, the Corporation’s insider trading policy, (C) soliciting of any customer of the Corporation for business which would result in such customer terminating their relationship with the Corporation; soliciting or inducing any individual who is an employee or director of the Corporation to leave the Corporation or otherwise terminate their relationship with the Corporation, (D) disclosing or using any confidential information or material concerning the Corporation, or (E) participating in a hostile takeover attempt, then (x) all shares of Restricted Stock that have not vested effective as of the date on which Grantee engages in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, shall be forfeited in their entirety and automatically transferred to and acquired by the Corporation at no cost to the Corporation, and (y) for any Restricted Stock which has vested and been delivered to Grantee, the Grantee shall pay to the Corporation the market value of the Restricted Stock on the date of the grant or the day Grantee engages in such activity, whichever is greater. The term “confidential information” as used in this Agreement includes, but is not limited to, records, lists, and knowledge of the Corporation’s clients, methods of operation, processes, trade secrets, methods of determination of prices, prices or fees, financial condition, profits, sales, net income, and indebtedness, as the same may exist from time to time.

c. Right of Setoff. By accepting this Agreement, Grantee consents to the deduction, to the extent permitted by law, from any amounts that the Corporation owes Grantee from time to time (including amounts owed to Grantee as wages or other compensation, fringe benefits, or paid time-off pay, as well as any other amounts owed to Grantee by the Corporation), the amounts Grantee owes the Corporation under subsection b. above. Whether or not the Corporation elects to make any setoff in whole or in part, if the Corporation does not recover by means of setoff the full amount Grantee owes it, calculated as set forth above, Grantee agrees to immediately pay the unpaid balance to the Corporation.

d. Compensation Committee Discretion. Grantee may be released from Grantee’s obligations under subsections b. and c. of this section 4 only if the Compensation Committee, or its duly appointed agent, determines in its sole discretion that such action is in the best interest of the Corporation.

5. Death, Disability or Retirement. In the event the Grantee shall cease to be a director by reason of: normal or late retirement; with the consent of the Compensation Committee, early retirement; or death; or total and permanent disability as determined by the Compensation Committee, then the time restrictions on a fraction of Grantee’s outstanding Restricted Stock will lapse. The numerator of such fraction with respect to the Restricted Stock shall be the number of full calendar months that have elapsed in the Restricted Period prior to the death, disability or retirement of the Grantee and the denominator shall be the number of months in the Restricted Period. All Restricted Stock for which the time restrictions have not lapsed as provided in this section 5 shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation. The terms of section 2. b. above and Exhibit A (including the requirement for certification by the Compensation Committee) shall continue to apply to the Restricted Stock for which the time restrictions have lapsed as provided in this section 5.

6. Termination. If the Grantee resigns or the Corporation removes the Grantee as a director as set forth in the Corporation’s By-Laws, any shares of Restricted Stock subject to a Restricted Period or a Performance Goal shall automatically be forfeited and transferred to and reacquired by the Corporation at no cost to the Corporation.

7. Change of Control. In the event of a Change in Control:

a. In the event of a Change of Control, restrictions on a fraction of Grantee’s outstanding Restricted Stock will lapse and all Performance Goals shall be deemed to have been achieved and any Restricted Stock not previously distributed shall be distributed within ten days after the Change of Control. The numerator of such fraction shall be the number of months that have elapsed in the Restricted Period prior to the Change in Control and the denominator shall be the number of months in the Restricted Period. Any Restricted Stock for which the Restricted Period has not lapsed as provided in this section 7 shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to Corporation.

8. Change Adjustments. The Compensation Committee shall make appropriate adjustments to give effect to adjustments made in the number of shares of the Corporation’s common stock through a merger, consolidation, recapitalization, reclassification, combination, spinoff, common stock dividend, stock split or other relevant change as the Compensation Committee deems appropriate to prevent dilution or enlargement of the rights of the Grantee. Any adjustments or substitutions pursuant to this section shall meet the requirements of Section

409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be final and binding upon the Grantee.

9. Compliance with Law and Regulations. The grant of shares of Restricted Stock shall be subject to all applicable federal and state laws, the rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to register any securities pursuant to the Securities Act of 1933, as amended, or to list such shares under the Stock Exchange in which the common shares of the Corporation may then be listed, or to take any other affirmative action in order to cause the issuance or delivery of the Restricted Stock to comply with any law or regulation of any governmental authority.

10. Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Corporation, Attention: Corporate Secretary, at its office at 801 Lancaster Avenue, Bryn Mawr, PA 19010 or to the Grantee at her/his address on the records of the Corporation or at such other addresses as the Corporation, or Grantee, may designate in writing from time to time to the other party hereto.

11. Directorship. Neither the action of the Corporation or the shareholders, nor any action taken by the Compensation Committee under the Plan nor any provisions of this Agreement shall be construed as giving to the Grantee the right to be retained as a director of the Corporation.

12. Payment of Taxes. The Corporation may require, as a condition precedent to the issuance of Restricted Stock or the release from the escrow established under section 2 above, that appropriate arrangements be made for the withholding of any applicable federal, state and local taxes of any kind required by law to be withheld with respect to any grant or any issuance or release from escrow of Restricted Shares. The Corporation and any of its subsidiaries including, without limitation, The Bryn Mawr Trust Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including retainer or director fees) otherwise due to an Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock or dividends thereon under the Plan, or to retain or sell, without notice, a sufficient number of the Restricted Stock to be delivered to such Grantee to cover any such taxes, provided that the Corporation shall not sell any Restricted Stock if such sale would be considered a sale for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

13. Incorporation by Reference. This Restricted Stock Award is granted pursuant and subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. If any provision of this Agreement conflicts with any provision of the Plan in effect on the Date of Grant, the terms of the Plan shall control. This Agreement shall not be modified after the Date of Grant except by written agreement between the Corporation and the Grantee; provided, however, that such modification shall (a) not be inconsistent with the Plan, and (b) be approved by the Committee.

14. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15. Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that the Restricted Stock and the Agreement comply with the provisions of Section 409A of the Code to the extent, if any, that such provisions are applicable to the Agreement and the Agreement will be administered by the Compensation Committee in a manner consistent with this intent. If any payments or benefits may be subject to taxation under Section 409A of the Code, Grantee agrees that the Compensation Committee may, without the consent of Grantee, modify this Agreement to the extent and in the manner that the Compensation Committee deems necessary or advisable or take any other action or actions, including an amendment or action with retroactive effect that the Compensation Committee determines is necessary or appropriate to exempt any payments or benefits from the application of Section 409A or to provide such payments or benefits in the manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

16. Section 83(b) Election. The Grantee acknowledges that an election under Section 83(b) of the Code may be available to the Grantee for federal income tax purposes and that such election, if desired, must be made within thirty days of the date this Agreement is signed by Grantee. The Grantee acknowledges that whether Grantee makes such election is the responsibility of the Grantee, and not the Corporation, and that the Grantee should consult the Grantee’s tax advisor with respect to the election and all other tax aspects associated with this Agreement. The Grantee may make the election as to any or all of the Restricted Stock.

17. Choice of Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law provisions of any jurisdiction.

18. Interpretation. The interpretation and construction or any terms or conditions of the Plan or this Agreement by the Compensation Committee shall be final and conclusive.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer, and the Grantee has hereunto set his/her hand and seal, effective as of the Date of Grant set forth above.

BRYN MAWR BANK CORPORATION

By:
Print Name:
Print Title:

(Signature of Grantee)

(Print Name of Grantee)

(Address of Grantee)

EXHIBIT A

TO RESTRICTED STOCK AGREEMENT DATED AS OF (Grant date)

All of the terms and conditions of the Restricted Stock Agreement dated as of (Grant date) to which this Exhibit is attached are incorporated herein by reference.

Date of Grant:

Name of Grantee:

Number of Shares:

Calculation of Relative Total Shareholder Return

“Relative Total Shareholder Return” means the Corporation’s TSR relative to the TSR of the NASDAQ Community Bank Index at the end of the Restricted Period based on the following formula:

Vesting Amount = 100% - (NASDAQ Community Bank Index TSR- Corporation’s TSR) x 3.33%

Provided however, if the Corporation’s TSR is negative, no Restricted Stock will vest. If the Corporations TSR is greater than the NASDAQ Community Bank Index TSR and greater than zero, one hundred percent of the Restricted Stock will vest. For every 100 basis points (1%) that the Corporation’s TSR is behind the NASDAQ Community Bank Index, the Vesting Amount is decreased by 3.33%.

In the event that the NASDAQ Community Bank Index ceases to be published and if the Corporation’s TSR is positive, then the Corporation shall be deemed to have outperformed the Index and 100% of the Restricted Stock will vest.

“TSR” means, for the Corporation, the Corporation’s total shareholder return, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value.

Note: A current TSR calculation for Bryn Mawr Bank Corporation can be obtained at the Peer Tracker website for the Bryn Mawr Bank Corporation, http://www.radford.com/relativeTsr/bmtc_8_23_2010/index.asp, by clicking on “20XX Grant.”

“Opening Average Share Value” means the average, over the trading days in the Opening Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.

“Opening Average Period” means the 20 trading days preceding (Grant date).

“Accumulated Shares” for purposes of the calculation of Relative Shareholders Returns only means, for a given trading day, the sum of (i) one (1) share and (ii) a cumulative number of shares of the company’s common stock purchased with the dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date, for ex-dividend dates between the start of the Opening Average Period and the trading day.

“Closing Average Share Value” means the average, over the trading days in the Closing Average Period, of the closing price of the company’s stock multiplied by the Accumulated Shares for each trading day during the Closing Average Period.

“Closing Average Period” means (i) in the absence of a Change in Control (as defined in the 2010 Plan), the 20 trading days preceding (Vesting date); or (ii) in the case of a Change of Control, the trading days during the period beginning thirty (30) calendar days prior to the Change in Control; and ending on the Accelerated End Date.

“Accelerated End Date” means the date five (5) calendar days (or such shorter period as may be established by the Compensation Committee in its sole discretion) prior to the Change in Control.